Exhibit 99.1

Press Release

Liberty Global Reports Fiscal 2012 Results

Record Subscriber Additions for Q4 and Full-Year 2012
Best Quarter of the Year for Revenue & OCF Growth in Q4
Achieved or Exceeded All 2012 Guidance Targets

Englewood, Colorado - February 13, 2013: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the year and three months (“Q4”) ended December 31, 2012. Highlights for the full year compared to the same period for 2011 (unless noted), include:1

•	Organic RGU[2] additions increased 34% to 1.6 million in 2012, including 465,000 in Q4

•	Revenue of $10.3 billion, reflecting rebased[3] growth of 6%

•	Operating Cash Flow (“OCF”)[4] of $4.9 billion, representing rebased growth of 4%

•	Operating income increased 9% to $2.0 billion

•	Adjusted Free Cash Flow (“Adjusted FCF”)[5] of $1.0 billion, up 31%

•	2012 stock repurchases totaled approximately $1.0 billion

Liberty Global President and CEO Mike Fries stated, “2012 was a great year for our company and we finished on a high note, reporting our strongest subscriber growth ever in the fourth quarter. For the full year we added 1.6 million organic RGUs, including 465,000 in Q4 alone. These record results were driven by the success of our triple-play bundles, which leverage our superior broadband speeds and resulted in record annual broadband internet and telephony subscriber additions. At the same time, we made significant progress on our product roadmap with the introduction in the Dutch market of Horizon TV, our revolutionary media and entertainment platform. Within five short months we have sold over 100,000 subscriptions and have over 200,000 unique users enjoying our on-line and multiscreen services in the Netherlands. In January of 2013, we introduced Horizon TV in Switzerland and the response has been overwhelmingly positive.”

“Our strength in subscriber additions helped fuel rebased revenue growth of 7% in the fourth quarter to $2.7 billion, which was our best quarterly result in five years. Also in Q4, rebased OCF increased 6% to $1.3 billion, consistent with our expectation for accelerated growth in the second half of 2012. From an Adjusted Free Cash Flow perspective, we delivered over $1.0 billion for the full year, a 31% increase compared to 2011. Having achieved or exceeded all of our 2012 guidance targets, we are bullish regarding our 2013 prospects and began the year with strong operating momentum.”

“Our positive outlook also stems from our recent announcement of the pending acquisition of Virgin Media,6 a financially and strategically accretive combination that reinforces our position as Europe's largest and most advanced broadband communications company. We expect to close the acquisition in the second quarter following regulatory and shareholder approvals.”

“From a balance sheet perspective, we finished the fourth quarter with cash and equivalents in excess of $3 billion7 and total liquidity8 of more than $5 billion. In addition, we continued to opportunistically refinance our debt and take advantage of strong capital markets, further extending our maturity profile and lowering our fully-swapped borrowing cost,9 which is down 80 basis points to 7.2% compared to a year ago. We remain committed to our levered equity strategy for value creation, as we repurchased approximately $1 billion of stock in 2012, bringing our cumulative total to over $9 billion since we formed LGI back in 2005.”

Subscriber Statistics

At December 31, 2012, we provided our 19.8 million unique customers with 34.8 million services, consisting of 18.3 million video, 9.2 million broadband internet and 7.3 million telephony subscriptions. As compared to year-end 2011, we increased our RGU base by 6% or over 2.0 million RGUs. This growth was largely attributable to our 1.6 million organic RGU additions and the Puerto Rican OneLink acquisition in Q4. During 2012, we increased our combined double- and triple-play customers by nearly 1.0 million or 12% (inclusive of acquisitions) to over 9.0 million bundled customers or 46% of our customer base. As a result, our bundling ratio increased from 1.68x RGUs per customer at the end of 2011 to 1.76x RGUs per customer at the end of 2012.

We added 465,000 RGUs in the fourth quarter and 1.6 million RGUs for full-year 2012. Both results represent record activity levels, reflecting year-over-year growth of 22% and 34%, respectively. Our RGU additions for the three months and the year ended December 31, 2012 include 28,000 and 89,000 RGUs, respectively, relating to small office home office (“SOHO”) RGUs.10

Geographically, our European operations accounted for 92% of our total RGU additions in 2012. Of particular note, our German operation (Unitymedia KabelBW) delivered a record 768,000 net additions in 2012, which comprised nearly half of our subscriber growth, as we successfully implemented our “Go-for-Growth” strategy. As compared to our 2011 results, our German business increased its RGU additions by 69% and by 4% if adjusted to include a full year of Kabel BW results in 2011, as opposed to the two weeks that were included in our actual 2011 results.

Our other operations in western Europe11 added 373,000 RGUs collectively in 2012, reflecting year-over-year growth of 5%. This growth was derived from improved subscriber performances in Switzerland, Austria and Belgium, offset by a year-over-year decline in our Dutch business, which faced a more competitive environment during the second half of 2012. Rounding out our European footprint, our Central and Eastern European (“CEE”) region added 329,000 RGUs in 2012, our highest annual total since 2007 in that region. Additionally, our Chilean and Puerto Rican operations contributed 105,000 and 20,000, respectively.

In terms of our TV business, we lost 287,000 video subscribers (including just 28,000 in Q4) in 2012, which reflected a 7% improvement compared to our video losses in 2011 and represents our lowest annual video attrition in five years in absolute terms despite a significantly larger footprint. We finished 2012 with a digital video base of 9.1 million RGUs, as we added 920,000 digital cable RGUs (including 217,000 in Q4) during the year. As a result, our digital penetration12 increased to 52% compared to 46% at year-end 2011. We expect that our opportunity to continue driving digital upgrades will be enhanced by our recently launched Horizon TV product and with nearly 8.5 million analog video subscribers, we remain confident in the video growth opportunity. The take-up of Horizon TV in the Dutch market remained robust during the fourth quarter, and the early results so far in Switzerland have been very positive. We look forward to launching Horizon TV in Germany and Ireland later this year.

Overall subscriber growth was powered by our market-leading double- and triple-play bundles, with our superior broadband internet products serving as the key competitive differentiator. As a result of the strong demand from within our customer base, we added over 900,000 broadband internet subscribers (including 249,000 in Q4) and over 970,000 telephony subscribers (including 244,000 in Q4) reflecting year-over-year growth of 19% and 32%, respectively, both of which represent record annual additions.

Revenue

For the three months and year ended December 31, 2012, we reported consolidated revenue of $2.7 billion and $10.3 billion, reflecting year-over-year growth rates of 14% and 8%, respectively, compared to the prior year. The performance in both periods resulted primarily from the positive contribution of acquisitions, principally Kabel BW, as well as our record organic RGU growth. When adjusting for the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 7% and 6% for the three-month and full-year 2012 periods, respectively. These results compare to 5% rebased growth that we reported last year for both the fourth quarter and full-year 2011 periods.

Our fourth quarter rebased revenue growth reflects our strongest quarterly performance of 2012 and our fastest growth quarter in five years, driven by triple-play and mobile subscriber growth. Of particular note, our best performing operations were Germany and Belgium, which delivered rebased revenue growth of 13% and 9%, respectively. Turning to our annual results and similar to the fourth quarter, our rebased revenue growth of 6% was our best top-line performance in five years. Our western European operations generated 7% year-over-year rebased growth, led by Germany and Belgium with 11% and 8%, respectively.

Operating Cash Flow

OCF increased 14% to $1.3 billion and 9% to $4.9 billion for the three months and year ended December 31, 2012, respectively, compared to the corresponding prior year periods. Similar to our top-line performance, our reported OCF growth reflects the positive impacts of acquisitions as well as organic growth, partially offset by the negative impact of foreign currency movements. Adjusting for FX and acquisitions, we achieved rebased OCF growth of 6% and 4% for the quarter and year ended December 31, 2012, respectively. Our Q4 rebased OCF growth was aided somewhat by the aggregate impact of certain non-recurring items included in our Belgium results.

For 2012, we delivered year-over-year rebased OCF growth of 7% in our western European operations, with particularly strong contributions from our Irish, German and Dutch businesses, which grew at 11%, 10%, and 6%, respectively. In addition, UPC Cablecom in Switzerland improved its rebased OCF growth to 5% in 2012, its strongest result in the last four years. Rounding out our footprint, CEE's rebased OCF was flat for the second year in a row, while our Chilean operation reported a 7% decline in rebased OCF for 2012, due to a year-over-year increase of approximately $50 million in the incremental OCF deficit related to our wireless project. Without the incremental impact of the Chilean wireless project, our consolidated LGI year-over-year rebased OCF growth would have improved to 5% for the year ended December 31, 2012.

Our consolidated OCF margin13 modestly increased year-over-year by 20 basis points to 45.9% for Q4 and by 10 basis points to 47.2% for 2012. For the full year, our OCF margin improved in both our Western European and CEE regions, with Western Europe positively impacted by our consolidation of Kabel BW. In addition, each of our Austrian, Irish, Dutch and Swiss operations delivered year-over-year OCF margin increases. Largely offsetting these gains, our Chilean and Belgian businesses experienced year-over-year OCF margin declines of approximately 500 and 140 basis points, respectively, due in part to the impact of wireless for both operations.

Operating Income

For the three months and year ended December 31, 2012, our reported operating income increased by 23% and 9% to $501 million and $2.0 billion, respectively, as compared to the corresponding prior year periods. The increase in each period was largely due to higher revenue and lower operating expenses as measured as a percentage of revenue. These factors were partially offset by increases in depreciation and amortization expense.

Net Earnings/Loss Attributable to LGI Stockholders

For the three months ended December 31, 2012, we reported a net loss attributable to LGI stockholders (“Net Loss”) of $331 million or $1.27 per basic and diluted share. This compares to a Net Loss of $435 million or $1.58 per basic and diluted share for the prior year period. The year-over-year improvement in our Net Loss resulted from, among other factors, better foreign currency transaction, operating income and income tax expense results that were only partially offset by adverse changes in the mark-to-market adjustments of our derivative instruments and higher interest expense.

For the year ended December 31, 2012, we reported net earnings attributable to LGI stockholders (“Net Earnings”) of $323 million or $1.21 per basic and diluted share, which includes the positive impact of a $924 million gain on the disposition of our Austar interest in the second quarter of 2012. For the corresponding 2011 period, we reported a Net Loss of $773 million or $2.93 per basic and diluted share.

Our basic and diluted per share calculations utilized weighted average common shares of 261 million and 267 million for the three months and year ended December 31, 2012. Furthermore, our 263 million shares outstanding at October 29, 2012 declined modestly to 257 million shares outstanding at February 8, 2013.

Capital Expenditures and Free Cash Flow

For the year ended December 31, 2012, we reported capital expenditures of $1.9 billion, reflecting a decline of $43 million from 2011. As a percentage of revenue, our capital expenditures decreased from 20.3% in 2011 to 18.3% in 2012. This annual decline was attributable in large part to our working capital efforts, as our non-cash vendor financing and capital lease arrangements were $170 million higher year-over-year. With respect to our additions to property and equipment,14 we realized a 30 basis point decline to 22.1% of revenue in 2012 as compared to 2011, despite our stronger subscriber growth in 2012.

We generated $894 million of Free Cash Flow in 2012, reflecting an improvement of 33% compared to the prior year, due largely to the impact of the Kabel BW acquisition, improved working capital management, including the positive net impact of our vendor financing arrangements, and increased OCF generation. Our Adjusted FCF, which primarily excludes costs associated with our Chilean wireless project, was $1.0 billion for 2012, an increase of 31% year-over-year, well ahead of our guidance of mid-teens growth for the full year.

Leverage and Liquidity

At December 31, 2012, we had total debt15 of $27.5 billion, cash and cash equivalents of $2.0 billion and adjusted cash and cash equivalent balances of $3.1 billion after taking into consideration the $1.1 billion of restricted cash that was released from restrictions after completion of the LGI Telenet Tender Offer.16 As compared to the third quarter of 2012, our reported debt increased by $1.1 billion and our cash position decreased by $200 million. The increase in debt is largely attributable to the closing of our Puerto Rican OneLink transaction in the fourth quarter, which increased our total debt by approximately $500 million.

During 2012, we completed opportunistic financing transactions at Unitymedia KabelBW, UPC Holding and Telenet, which enabled us to extend our maturity profile and lower our borrowing cost and, in some cases, raise new capital. At year-end 2012, approximately 86% of our total debt was due in 2017 and beyond, and our fully-swapped borrowing cost was 7.2%, an 80 basis point decline compared to our fully-swapped borrowing cost of 8.0% at the end of last year. In early 2013, we issued €500 million ($660 million) of 5.125% senior secured notes in Germany, with the proceeds to be used to refinance existing 8.125% senior secured notes.

At December 31, 2012, our consolidated liquidity was approximately $5.3 billion, including adjusted cash of $3.1 billion (of which $1.8 billion was at the parent level) and $2.2 billion in aggregate borrowing capacity, as represented by the maximum undrawn commitments under each of our credit facilities.17

In terms of our leverage posture, we ended 2012 with gross and net leverage ratios18 of 5.5x and 4.9x, respectively. After excluding the $1.1 billion loan that is backed by the shares we hold in Sumitomo Corporation, our adjusted gross and net debt ratios decline to 5.3x and 4.7x, respectively, up slightly from our third quarter levels.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our operating momentum and 2013 prospects, including our expectations for continued organic growth in subscribers, the penetration of our advanced services, and our ARPU per customer; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV; our insight and expectations regarding competitive and economic factors in our markets, statements regarding the acquisition of Virgin Media, including the anticipated consequences and benefits of the acquisition and the targeted close date for the transaction, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 35 million services as of December 31, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800

_________________________________________

1
We began accounting for Austar United Communications Limited (“Austar”) as a discontinued operation effective December 31, 2011. The results of operations, subscriber metrics and cash flows of Austar have been classified as a discontinued operation for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

2
Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011 and 2012, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results, (ii) exclude a small disposition to the extent that the revenue and OCF are included in our 2011 results and (iii) reflect the translation of our rebased amounts for the 2011 periods at the applicable average exchange rates that were used to translate our 2012 results. Please see page 11 for supplemental information.

4	Please see page 14 for our operating cash flow definition and the required reconciliation.

5
Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations.  We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and, during 2011, the payments associated with the capital structure of the predecessor of Unitymedia KabelBW GmbH (“Old Unitymedia”). Please see page 16 for more information on FCF and Adjusted FCF and the required reconciliations.

6
On February 5, 2013, Liberty Global and Virgin Media Inc. (“Virgin Media”) (NASDAQ: VMED; LSE: VMED) announced that they have entered into an agreement, subject to shareholder and regulatory approvals, pursuant to which Liberty Global will acquire Virgin Media in a stock and cash merger. Under the terms of the agreement, Virgin Media shareholders will receive $17.50 in cash, 0.2582 Liberty Global Series A shares and 0.1928 Liberty Global Series C shares for each Virgin Media share that they hold. Please see our press release dated February 5, 2013 for further details.

7
Refers to cash at the parent and non-operating subsidiaries. Additionally, our cash and cash equivalents balance for these purposes includes $1,069 million of restricted cash that was released from restrictions after completion of the LGI Telenet Tender Offer (see below).

8
Liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

9
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

10
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC/Unity Division in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

11
References to western Europe include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium. References to our Western Europe reporting segment include the aforementioned countries, with the exception of Belgium.

12    Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

13	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

14
Our property and equipment additions include our capital expenditures, as reported in our consolidated cash flow statements, and the impacts of changes in our current liabilities and amounts that are financed under vendor financing or capital lease arrangements.

15	Total debt includes capital lease obligations.

16 On December 17, 2012, we launched a voluntary and conditional cash public offer, at an offer price of €35.00 per share, for (i) all of Telenet's issued shares that we did not already own or that were not held by Telenet and (ii) certain of Telenet's outstanding vested and unvested employee warrants (the “LGI Telenet Tender”). Pursuant to the LGI Telenet Tender, which was completed on February 1, 2013, we acquired (i) 9,497,637 of Telenet's issued shares, and (ii) 3,000 of the outstanding and vested warrants. In connection with the launch of the LGI Telenet Tender, we were required to place €1,143 million ($1,508 million) of cash into a restricted account. On February 1, 2013, we used €333 million ($439 million) of this restricted cash account to fund the LGI Telenet Tender and the remaining amount was released from restrictions.

17 The $2.2 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of Q4 2012 compliance reporting, we would expect to be able to borrow approximately $1.8 billion of this aggregate borrowing capacity.

18 Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. Additionally, our cash and cash equivalent balance for these purposes includes approximately $1,069 million of restricted cash that was released from restrictions after completion of the LGI Telenet Tender Offer. For our adjusted ratios, the debt amount excludes the loan that is backed by the shares we hold in Sumitomo Corporation.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2012	2011
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,038.9	$1,651.2
Trade receivables, net	1,031.0	910.5
Deferred income taxes	98.4	345.2
Current assets of discontinued operation	—	275.6
Other current assets	557.5	592.6
Total current assets	3,725.8	3,775.1

Restricted cash	1,516.7	23.3
Investments	950.1	975.2
Property and equipment, net	13,437.6	12,868.4
Goodwill	13,877.6	13,289.3
Intangible assets subject to amortization, net	2,581.3	2,812.5
Long-term assets of discontinued operation	—	770.1
Other assets, net	2,218.6	1,895.3

Total assets	$38,307.7	$36,409.2
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$774.0	$645.7
Deferred revenue and advance payments from subscribers and others	849.7	847.6
Current portion of debt and capital lease obligations	363.5	184.1
Derivative instruments	569.9	601.2
Accrued interest	351.8	295.4
Accrued programming	251.0	213.1
Current liabilities of discontinued operation	—	114.1
Other accrued and current liabilities	1,460.4	1,268.6
Total current liabilities	4,620.3	4,169.8

Long-term debt and capital lease obligations	27,161.0	24,573.8
Long-term liabilities of discontinued operation	—	746.5
Other long-term liabilities	4,441.3	3,987.7
Total liabilities	36,222.6	33,477.8

Commitments and contingencies

Equity:
Total LGI stockholders	2,210.0	2,805.4
Noncontrolling interests	(124.9)	126.0
Total equity	2,085.1	2,931.4

Total liabilities and equity	$38,307.7	$36,409.2

Liberty Global, Inc.
Condensed Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	in millions, except per share amounts

Revenue	$2,730.2	$2,404.5	$10,310.8	$9,510.8

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	973.5	868.4	3,617.5	3,379.4
Selling, general and administrative (including stock-based compensation)	524.2	462.2	1,936.1	1,780.4
Depreciation and amortization	681.4	618.7	2,691.1	2,457.0
Impairment, restructuring and other operating items, net	50.4	47.1	83.0	75.6
	2,229.5	1,996.4	8,327.7	7,692.4
Operating income	500.7	408.1	1,983.1	1,818.4

Non-operating income (expense):
Interest expense	(448.6)	(368.3)	(1,677.4)	(1,455.2)
Interest and dividend income	3.6	10.8	42.3	73.2
Realized and unrealized gains (losses) on derivative instruments, net	(456.0)	43.6	(1,069.9)	(60.4)
Foreign currency transaction gains (losses), net	281.5	(374.7)	436.3	(572.6)
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(28.6)	50.8	(29.9)	(155.1)
Gains (losses) on debt modification, extinguishment and conversion, net	(188.3)	0.3	(215.8)	(218.4)
Gains due to changes in ownership	—	—	52.5	—
Other income (expense), net	(3.9)	0.3	(4.5)	(5.7)
	(840.3)	(637.2)	(2,466.4)	(2,394.2)
Loss from continuing operations before income taxes	(339.6)	(229.1)	(483.3)	(575.8)
Income tax benefit (expense)	17.0	(209.1)	(89.0)	(231.7)
Loss from continuing operations	(332.6)	(438.2)	(572.3)	(807.5)
Discontinued operation:
Earnings from discontinued operation, net of taxes	—	17.9	35.5	136.5
Gain on disposal of discontinued operation, net of taxes	—	—	924.1	—
	—	17.9	959.6	136.5
Net earnings (loss)	(322.6)	(420.3)	387.3	(671.0)
Net earnings attributable to noncontrolling interests	(8.7)	(14.7)	(64.5)	(101.7)
Net earnings (loss) attributable to LGI stockholders	$(331.3)	$(435.0)	$322.8	$(772.7)

Basic and diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(1.27)	$(1.61)	$(2.31)	$(3.21)
Discontinued operation	—	0.03	3.52	0.28
	$(1.27)	$(1.58)	$1.21	$(2.93)
Continuing operations	2.6
Discontinued operation

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2012	2011
Cash flows from operating activities:	in millions
Net earnings (loss)	$387.3	$(671.0)
Earnings from discontinued operation	(959.6)	(136.5)
Loss from continuing operations	(572.3)	(807.5)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	3,430.8	3,370.2
Net cash provided by operating activities of discontinued operation	61.2	173.6
Net cash provided by operating activities	2,919.7	2,736.3

Cash flows from investing activities:
Capital expenditures	(1,883.6)	(1,927.0)
Proceeds received upon disposition of discontinued operation, net of disposal costs	1,055.4	—
Cash paid in connection with acquisitions, net of cash acquired	(215.7)	(1,980.5)
Increase in escrow account, net	—	(127.5)
Other investing activities, net	14.7	6.3
Net cash provided (used) by investing activities of discontinued operation, including decsonsolidated cash	(51.7)	18.4
Net cash used by investing activities	(1,080.9)	(4,010.3)

Cash flows from financing activities:
Borrowings of debt	5,981.9	5,622.8
Repayments and repurchases of debt and capital lease obligations	(4,376.1)	(4,520.5)
Increase in restricted cash related to the LGI Telenet Tender	(1,464.1)	—
Repurchase of LGI common stock	(970.3)	(912.6)
Distributions by subsidiaries to noncontrolling interest owners	(335.9)	(417.1)
Payment of financing costs, debt premiums and exchange offer consideration	(229.8)	(254.3)
Contributions by noncontrolling interest owners to subsidiaries	115.1	26.7
Net cash paid related to derivative instruments	(108.4)	(80.4)
Change in cash collateral	59.6	(64.6)
Payment of net settled employee withholding taxes on stock incentive awards	(56.8)	(117.5)
Excess tax benefits from stock-based compensation	7.2	37.7
Other financing activities, net	(92.2)	34.6
Net cash used by financing activities of discontinued operation	—	(102.5)
Net cash used by financing activities	(1,469.8)	(747.7)

Effect of exchange rate changes on cash:
Continuing operations	28.2	30.0
Discontinued operation	(9.5)	4.3
Total	18.7	34.3

Net increase (decrease) in cash and cash equivalents:
Continuing operations	387.7	(2,081.2)
Discontinued operation	—	93.8
Net increase (decrease) in cash and cash equivalents	387.7	(1,987.4)

Cash and cash equivalents:
Beginning of year	1,651.2	3,847.5
End of year	2,038.9	1,860.1
Less cash and cash equivalents of discontinued operation at end of year	—	(208.9)
Cash and cash equivalents of continuing operations at end of year	$2,038.9	$1,651.2

Cash paid for interest - continuing operations	$1,562.6	$1,329.2
Cash paid for interest - discontinued operation	29.0	54.2
Total	$1,591.6	$1,383.4

Net cash paid for taxes - continuing operations	$11.8	$54.9

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months and year ended December 31, 2012, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At December 31, 2012, our operating segments in the UPC/Unity Division provided broadband communications services in 10 European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC/Unity Division's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC/Unity Division. Telenet provides video, broadband internet and telephony services in Belgium. In Chile, the VTR Group includes VTR, which provides video, broadband internet and telephony services, and VTR Wireless, which provides mobile services through a combination of its own wireless network and certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services primarily in Europe and Latin America and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe. Beginning in the fourth quarter of 2012, the management responsibility for certain of our operations in Switzerland was transferred to our Austrian operations and, accordingly, such operations are now reported within our Other Western Europe segment. Segment information for all periods presented has been retrospectively revised to reflect this change. We present only the reportable segments of our continuing operations in the tables below.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three months and year ended December 31, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2012, (ii) exclude the pre-disposition revenue and OCF of a small studio business that was disposed of at the beginning of 2012 from our rebased amounts for the three months and year ended December 31, 2011 and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2012. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2011 include Kabel BW, OneLink and five small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2011 include Kabel BW, Aster, OneLink and seven small entities in Europe. We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$615.4	$391.9	$223.5	57.0	13.0
The Netherlands	314.4	313.8	0.6	0.2	3.9
Switzerland	325.5	319.0	6.5	2.0	3.8
Other Western Europe	220.1	218.6	1.5	0.7	4.4
Total Western Europe	1,475.4	1,243.3	232.1	18.7	7.6
Central and Eastern Europe	285.9	285.3	0.6	0.2	(0.9)
Central and other	30.6	29.7	0.9	3.0	—
Total UPC/Unity Division	1,791.9	1,558.3	233.6	15.0	6.1
Telenet (Belgium)	513.3	487.6	25.7	5.3	9.3
VTR Group (Chile)	248.3	214.6	33.7	15.7	7.6
Corporate and other	196.9	164.1	32.8	20.0	—
Intersegment eliminations	(20.2)	(20.1)	(0.1)	(0.5)	—
Total	$2,730.2	$2,404.5	$325.7	13.5	6.5

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$2,311.0	$1,450.0	$861.0	59.4	11.4
The Netherlands	1,229.1	1,273.4	(44.3)	(3.5)	4.4
Switzerland	1,259.8	1,282.6	(22.8)	(1.8)	3.8
Other Western Europe	848.4	893.3	(44.9)	(5.0)	2.7
Total Western Europe	5,648.3	4,899.3	749.0	15.3	6.7
Central and Eastern Europe	1,115.7	1,122.5	(6.8)	(0.6)	(0.6)
Central and other	115.7	122.7	(7.0)	(5.7)	—
Total UPC/Unity Division	6,879.7	6,144.5	735.2	12.0	5.4
Telenet (Belgium)	1,918.0	1,918.5	(0.5)	—	8.1
VTR Group (Chile)	940.6	889.0	51.6	5.8	6.4
Corporate and other	655.8	645.2	10.6	1.6	—
Intersegment eliminations	(83.3)	(86.4)	3.1	3.6	—
Total	$10,310.8	$9,510.8	$800.0	8.4	5.8

Operating Cash Flow	Three months ended December 31,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$366.2	$227.0	$139.2	61.3	14.8
The Netherlands	191.9	185.3	6.6	3.6	7.5
Switzerland	185.2	178.9	6.3	3.5	5.5
Other Western Europe	110.0	100.7	9.3	9.2	13.1
Total Western Europe	853.3	691.9	161.4	23.3	10.8
Central and Eastern Europe	144.9	134.9	10.0	7.4	6.2
Central and other	(46.5)	(35.2)	(11.3)	(32.1)	—
Total UPC/Unity Division	951.7	791.6	160.1	20.2	9.0
Telenet (Belgium)	227.3	229.3	(2.0)	(0.9)	3.0
VTR Group (Chile)	82.2	80.7	1.5	1.9	(4.9)
Corporate and other	(6.8)	(2.1)	(4.7)	N.M.	—
Total	$1,254.4	$1,099.5	$154.9	14.1	5.6

Total (excluding VTR Wireless)[1]					6.5

	Year ended December 31,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$1,364.3	$863.7	$500.6	58.0	10.2
The Netherlands	737.1	755.3	(18.2)	(2.4)	5.6
Switzerland	717.9	721.9	(4.0)	(0.6)	5.2
Other Western Europe	407.7	418.7	(11.0)	(2.6)	5.4
Total Western Europe	3,227.0	2,759.6	467.4	16.9	7.4
Central and Eastern Europe	555.1	548.0	7.1	1.3	—
Central and other	(163.1)	(140.5)	(22.6)	(16.1)	—
Total UPC/Unity Division	3,619.0	3,167.1	451.9	14.3	5.5
Telenet (Belgium)	940.7	967.0	(26.3)	(2.7)	5.4
VTR Group (Chile)	314.2	341.2	(27.0)	(7.9)	(7.3)
Corporate and other	(4.3)	7.0	(11.3)	N.M.	—
Total	$4,869.6	$4,482.3	$387.3	8.6	4.1

Total (excluding VTR Wireless)[1]					5.2

N.M. - Not Meaningful.

_________________________________________

1	Represents our consolidated rebased growth rate, excluding the incremental OCF deficit of VTR Wireless.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	in millions
Total segment operating cash flow from continuing operations	$1,254.4	$1,099.5	$4,869.6	$4,482.3
Stock-based compensation expense	(21.9)	(25.6)	(112.4)	(131.3)
Depreciation and amortization	(681.4)	(618.7)	(2,691.1)	(2,457.0)
Impairment, restructuring and other operating items, net	(50.4)	(47.1)	(83.0)	(75.6)
Operating income	$500.7	$408.1	$1,983.1	$1,818.4

ARPU per Customer Relationship

The following table provides ARPU per customer relationship2 for the indicated periods:

	Three months ended Dec. 31,			FX Neutral
	2012	2011	% Change	% Change[3]
UPC/Unity Division	€24.84	€23.77	4.5%	3.3%
Telenet	€48.11	€44.51	8.1%	8.1%
VTR	CLP 30,830	CLP 30,572	0.8%	0.8%
LGI Consolidated	$37.90	$37.54	1.0%	2.8%

________________________________

2
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the UPC/Unity Division and LGI Consolidated are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs. In addition, it should be noted that ARPU per customer relationship for the UPC/Unity Division and for LGI Consolidated is adversely impacted by the inclusion of KBW for the full period in Q4 2012.

3
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table4 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2012:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[5]	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,243.4	$13.6	$1,257.0	$701.3
UPC Holding (excluding VTR Group)	12,627.5	32.9	12,660.4	41.6
Unitymedia KabelBW	6,841.6	937.1	7,778.7	26.7
Telenet	4,666.2	405.1	5,071.3	1,196.0
Liberty Puerto Rico	663.9	0.6	664.5	2.4
VTR Group[6]	91.9	0.3	92.2	44.3
Other operating subsidiaries	0.4	—	0.4	26.6
Total LGI	$26,134.9	$1,389.6	$27,524.5	2,038.9

Restricted cash for LGI Telenet Tender released on 2/1/13				1,069.0
Adjusted cash position				$3,107.9

Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	in millions, except % amounts
Customer premises equipment	$205.2	$180.6	$896.1	$720.5
Scalable infrastructure	137.9	169.2	387.6	441.1
Line extensions	79.3	67.4	261.6	258.0
Upgrade/rebuild	85.4	99.5	350.5	322.9
Support capital	119.9	150.0	361.5	375.0
Other, including Chellomedia	10.7	7.4	16.8	14.1
Property and equipment additions	638.4	674.1	2,274.1	2,131.6
Assets acquired under capital-related vendor financing arrangements	(94.2)	(42.7)	(246.5)	(101.4)
Assets acquired under capital leases	(17.6)	(11.5)	(63.1)	(38.2)
Changes in current liabilities related to capital expenditures	(93.7)	(108.6)	(80.9)	(65.0)
Total capital expenditures[7]	$432.9	$511.3	$1,883.6	$1,927.0
Property and equipment additions as % of revenue	23.4%	28.0%	22.1%	22.4%
Capital expenditures as % of revenue	15.9%	21.3%	18.3%	20.3%

_________________________________________

4	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

5	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

6	Of these amounts, VTR Wireless accounts for $92 million of the debt and $9 million of the cash of VTR Group.

7
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements.The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	in millions
Net cash provided by operating activities of continuing operations	$1,033.5	$837.6	$2,858.5	$2,562.7
Excess tax benefits from stock-based compensation[8]	3.5	4.4	7.2	37.7
Cash payments for direct acquisition costs[9]	14.3	2.6	33.8	19.6
Capital expenditures	(432.9)	(511.3)	(1,883.6)	(1,927.0)
Principal payments on vendor financing obligations	(44.8)	(6.6)	(104.7)	(10.0)
Principal payments on certain capital leases	(8.1)	(3.2)	(17.5)	(11.4)
FCF	$565.5	$323.5	$893.7	$671.6

FCF	$565.5	$323.5	$893.7	$671.6
Payments associated with Old Unitymedia's pre-acquisition capital structure[10]	—	—	—	12.9
FCF deficit of VTR Wireless	28.3	44.1	139.8	106.5
Adjusted FCF	$593.8	$367.6	$1,033.5	$791.0

_________________________________________

8
Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

9    Represents costs paid during the period to third parties directly related to acquisitions.

10
Represents derivative payments on the pre-acquisition capital structure of Old Unitymedia during the post-acquisition period. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statements for the year ended December 31, 2011. Old Unitymedia's pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition.

RGUs, Customers and Bundling11

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2012, September 30, 2012, and December 31, 2011:

	December 31, 2012[12]	September 30, 2012	December 31, 2011	Q4’12 / Q3’12 (% Change)	Q4’12 / Q4’11 (% Change)
Total RGUs
Total Video RGUs	18,308,500	18,222,600	18,405,500	0.5%	(0.5%)
Total Broadband Internet RGUs	9,244,300	8,909,300	8,159,300	3.8%	13.3%
Total Telephony RGUs	7,281,700	7,003,400	6,225,300	4.0%	17.0%
Liberty Global Consolidated	34,834,500	34,135,300	32,790,100	2.0%	6.2%

Total Customers
UPC/Unity Division	16,250,300	16,191,200	16,116,300	0.4%	0.8%
Telenet	2,122,700	2,134,000	2,198,500	(0.5%)	(3.4%)
VTR	1,144,400	1,129,500	1,101,800	1.3%	3.9%
Other	270,800	124,700	121,600	117.2%	122.7%
Liberty Global Consolidated	19,788,200	19,579,400	19,538,200	1.1%	1.3%

Total Single-Play Customers	10,727,200	10,820,100	11,455,800	(0.9%)	(6.4%)
Total Double-Play Customers	3,075,700	2,962,700	2,913,100	3.8%	5.6%
Total Triple-Play Customers	5,985,300	5,796,600	5,169,300	3.3%	15.8%

% Double-Play Customers
UPC/Unity Division	13.1%	12.8%	12.6%	2.3%	4.0%
Telenet	29.9%	29.5%	28.2%	1.4%	6.0%
VTR	20.7%	20.5%	21.2%	1.0%	(2.4%)
Liberty Global Consolidated	15.5%	15.1%	14.9%	2.6%	4.0%

% Triple-Play Customers
UPC/Unity Division	27.9%	27.1%	23.9%	3.0%	16.7%
Telenet	40.5%	39.4%	35.6%	2.8%	13.8%
VTR	46.1%	46.7%	45.2%	(1.3%)	2.0%
Liberty Global Consolidated	30.2%	29.6%	26.5%	2.0%	14.0%

RGUs per Customer Relationship
UPC/Unity Division	1.69	1.67	1.60	1.2%	5.6%
Telenet	2.11	2.08	1.99	1.4%	6.0%
VTR	2.13	2.14	2.12	(0.5%)	0.5%
Liberty Global Consolidated	1.76	1.74	1.68	1.1%	4.8%

_________________________________________

11	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

12	The December 31, 2012 amounts are impacted by the November 9, 2012 Puerto Rico OneLink transaction.

	Consolidated Operating Data - December 31, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	12,567,900	12,162,400	7,049,100	11,140,700	4,503,600	2,185,900	—	—	6,689,500	12,162,400	2,219,200	12,162,400	2,232,000
The Netherlands(13)	2,825,200	2,810,800	1,731,800	3,685,500	651,600	1,078,000	—	—	1,729,600	2,823,500	1,025,400	2,820,700	930,500
Switzerland(13)	2,074,700	1,825,400	1,485,600	2,464,400	842,500	606,000	—	—	1,448,500	2,292,000	594,500	2,323,900	421,400
Austria	1,313,400	1,297,400	733,000	1,408,000	199,400	335,900	—	—	535,300	1,297,300	490,700	1,265,400	382,000
Ireland	862,900	737,200	538,800	988,800	63,000	337,800	—	45,600	446,400	737,200	304,300	715,000	238,100
Total Western Europe	19,644,100	18,833,200	11,538,300	19,687,400	6,260,100	4,543,600	—	45,600	10,849,300	19,312,400	4,634,100	19,287,400	4,204,000
Poland	2,667,900	2,537,600	1,472,000	2,616,000	546,000	756,300	—	—	1,302,300	2,537,600	854,700	2,527,600	459,000
Hungary	1,525,700	1,508,300	1,029,600	1,760,300	306,900	327,100	242,900	—	876,900	1,508,300	486,600	1,510,700	396,800
Romania	2,082,800	1,708,000	1,177,600	1,733,900	428,700	423,600	319,700	—	1,172,000	1,708,000	333,000	1,646,200	228,900
Czech Republic	1,345,200	1,236,900	745,300	1,217,300	76,100	406,000	102,200	—	584,300	1,236,900	439,900	1,234,200	193,100
Slovakia	495,500	464,800	287,500	425,600	84,100	123,100	54,300	1,100	262,600	433,600	103,800	431,800	59,200
Total CEE	8,117,100	7,455,600	4,712,000	7,753,100	1,441,800	2,036,100	719,100	1,100	4,198,100	7,424,400	2,218,000	7,350,500	1,337,000
Total UPC/Unity.	27,761,200	26,288,800	16,250,300	27,440,500	7,701,900	6,579,700	719,100	46,700	15,047,400	26,736,800	6,852,100	26,637,900	5,541,000

Telenet (Belgium)	2,868,800	2,868,800	2,122,700	4,479,100	549,200	1,573,500	—	—	2,122,700	2,868,800	1,387,700	2,868,800	968,700
VTR (Chile)	2,861,100	2,330,400	1,144,400	2,435,700	163,200	769,300	—	—	932,500	2,330,400	825,500	2,322,100	677,700
Puerto Rico	702,400	702,400	270,800	479,200	—	205,900	—	—	205,900	702,400	179,000	702,400	94,300

Grand Total	34,193,500	32,190,400	19,788,200	34,834,500	8,414,300	9,128,400	719,100	46,700	18,308,500	32,638,400	9,244,300	32,531,200	7,281,700

	Subscriber Variance Table - December 31, 2012 vs. September 30, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	1,400	52,500	60,400	181,800	(61,300)	37,100	—	—	(24,200)	52,500	107,800	52,500	98,200
The Netherlands(13)	5,800	6,600	(30,200)	2,000	(42,600)	12,200	—	—	(30,400)	6,500	12,100	6,700	20,300
Switzerland(13)	(46,200)	(15,200)	(58,500)	(30,300)	(79,500)	21,200	—	—	(58,300)	(16,100)	8,800	15,800	19,200
Austria	51,100	35,100	31,900	50,100	22,000	8,500	—	—	30,500	35,000	11,600	3,100	8,000
Ireland	(900)	3,800	600	19,600	(4,500)	1,700	—	(2,300)	(5,100)	3,800	10,000	7,300	14,700
Total Western Europe	11,200	82,800	4,200	223,200	(165,900)	80,700	—	(2,300)	(87,500)	81,700	150,300	85,400	160,400
Poland	18,200	24,100	8,200	56,200	(46,700)	40,900	—	—	(5,800)	24,100	34,600	24,600	27,400
Hungary	7,200	5,800	10,300	37,500	(13,600)	13,300	10,900	—	10,600	5,800	9,100	5,800	17,800
Romania	4,100	7,400	25,300	58,300	(17,700)	19,400	23,600	—	25,300	7,400	16,300	7,500	16,700
Czech Republic	3,200	3,200	1,000	2,800	3,800	(4,700)	6,000	—	5,100	3,200	300	3,300	(2,600)
Slovakia	9,000	5,400	10,100	16,900	700	4,800	2,900	400	8,800	6,000	5,400	4,100	2,700
Total CEE	41,700	45,900	54,900	171,700	(73,500)	73,700	43,400	400	44,000	46,500	65,700	45,300	62,000
Total UPC/Unity	52,900	128,700	59,100	394,900	(239,400)	154,400	43,400	(1,900)	(43,500)	128,200	216,000	130,700	222,400

Telenet (Belgium)	6,200	6,200	(11,300)	33,100	(48,200)	36,900	—	—	(11,300)	6,200	24,500	6,200	19,900
VTR (Chile)	41,500	52,000	14,900	19,100	(9,400)	24,600	—	—	15,200	52,000	6,400	52,400	(2,500)
Puerto Rico	348,600	348,600	146,100	252,100	—	125,500	—	—	125,500	348,600	88,100	348,600	38,500
Grand Total	449,200	535,500	208,800	699,200	(297,000)	341,400	43,400	(1,900)	85,900	535,000	335,000	537,900	278,300

ORGANIC CHANGE SUMMARY:
UPC/Unity (excl. Germany)	40,500	72,000	(9,900)	203,000	(184,900)	116,500	43,400	(2,300)	(27,300)	71,700	106,100	75,900	124,200
Germany	1,400	52,500	79,600	201,900	(43,500)	37,800	—	—	(5,700)	52,500	108,700	52,500	98,900
Total UPC/Unity	41,900	124,500	69,700	404,900	(228,400)	154,300	43,400	(2,300)	(33,000)	124,200	214,800	128,400	223,100
Telenet (Belgium)	6,200	6,200	(11,300)	33,100	(48,200)	36,900	—	—	(11,300)	6,200	24,500	6,200	19,900
VTR (Chile)	41,500	52,000	14,900	19,100	(9,400)	24,600	—	—	15,200	52,000	6,400	52,400	(2,500)
Puerto Rico	400	400	3,000	8,000	—	1,300	—	—	1,300	400	3,400	400	3,300
Total Organic Change	90,000	183,100	76,300	465,100	(286,000)	217,100	43,400	(2,300)	(27,800)	182,800	249,100	187,400	243,800

Q4 2012 ADJUSTMENTS:
Acquisition - HU	1,300	1,000	600	1,000	200	400	—	—	600	800	400	800	—
Acquisition - SK	7,000	1,700	8,000	9,100	6,600	400	—	400	7,400	1,700	1,700	—	—
Acquisition - PR	348,200	348,200	143,100	245,200	—	124,200	—	—	124,200	348,200	84,700	348,200	36,300
Poland adjustment	2,700	1,500	—	—	—	—	—	—	—	1,500	—	1,500	—
Germany adjustment	—	—	(19,200)	(20,100)	(17,800)	(700)	—	—	(18,500)	—	(900)	—	(700)
Switzerland adjustment (14)	(47,900)	(31,900)	(30,700)	(35,600)	(30,700)	—	—	—	(30,700)	(31,900)	(4,900)	—	—
Austria adjustment (14)	47,900	31,900	30,700	35,600	30,700	—	—	—	30,700	31,900	4,900	—	—
Puerto Rico adjustment	—	—	—	(1,100)	—	—	—	—	—	—	—	—	(1,100)
Net Adjustments	359,200	352,400	132,500	234,100	(11,000)	124,300	—	400	113,700	352,200	85,900	350,500	34,500
Net Adds (Reductions)	449,200	535,500	208,800	699,200	(297,000)	341,400	43,400	(1,900)	85,900	535,000	335,000	537,900	278,300

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2012 RGU counts exclude 521,600, 132,400, 48,300, 34,500, 3,500 and 2,800 postpaid subscriber identification module (“SIM”) cards in service in Belgium, Germany, Chile, Poland, the Netherlands and Hungary, respectively, and 89,900 prepaid SIM cards in service in Chile.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber counts reported for Germany and Switzerland also include subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). In Germany and Switzerland, our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Europe, we have approximately 400,500 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts reported for Germany and Switzerland. Subscribers in Belgium who receive digital cable service through a purchased digital set-top box, but do not subscribe to any services that would require the payment of a recurring monthly service fee in addition to the basic analog service fee, are counted as Digital Cable Subscribers to the extent that we are able to verify that such individuals are subscribing to our analog cable service. At December 31, 2012, we included 173,000 of these subscribers in the Digital Cable Subscribers reported for Belgium. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 73,000 digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In certain portions of our Germany market, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 6,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 59,000 subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At December 31, 2012, Switzerland's partner networks account for 125,500 Customer Relationships, 236,500 RGUs, 91,900 Digital Cable Subscribers, 466,600 Internet and Telephony Homes Serviceable, 83,500 Internet Subscribers, and 61,100 Telephony Subscribers. In addition, partner networks account for 454,100 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2012 subscriber table.

(14)
During the fourth quarter of 2012, the management responsibility for certain of our operations in Switzerland was transferred to our Austrian operations resulting in a non-organic adjustment to record the transfer between these two operating segments.

Additional General Notes to Tables:
All of our subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC/Unity Division in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.